Exhibit (a)(1)(E)

Offer To Purchase For Cash

All Outstanding Shares of Common Stock

of

CARBON BLACK, INC.

at

$26.00 Net Per Share

Pursuant to the Offer to Purchase dated September 6, 2019

by

CALISTOGA MERGER CORP.

a wholly-owned subsidiary of

VMWARE, INC.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT MIDNIGHT, NEW YORK CITY

TIME, AT THE END OF THE DAY ON THURSDAY, OCTOBER 3, 2019, UNLESS THE OFFER IS

EXTENDED OR EARLIER TERMINATED.

September 6, 2019

To our Clients:

Enclosed for your consideration are the offer to purchase, dated September 6, 2019 (as it may be amended or supplemented from time to time, the “Offer to Purchase”), and the related letter of transmittal (as it may be amended or supplemented from time to time, the “Letter of Transmittal”) and other related materials, which Offer to Purchase, Letter of Transmittal and other related materials collectively constitute the “Offer.” Calistoga Merger Corp. (the “Purchaser”), a Delaware corporation and a wholly-owned subsidiary of VMware, Inc. (“Parent”), a Delaware corporation, is offering to purchase all of the issued and outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Carbon Black, Inc. (“Carbon Black”), a Delaware corporation, at a price of $26.00 per Share (the “Offer Price”), net to the seller in cash, without interest and subject to any required withholding of taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase.

THE BOARD OF DIRECTORS OF CARBON BLACK UNANIMOUSLY

RECOMMENDS THAT YOU TENDER ALL OF YOUR SHARES INTO THE OFFER.

We or our nominees are the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal accompanying this letter is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the enclosed Offer to Purchase and the Letter of Transmittal.

Please note carefully the following:

1. The Offer Price for your Shares is $26.00 per Share, net to the seller in cash, without interest and subject to any required withholding of taxes.

2. The Offer is being made for all outstanding Shares.

3. The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of August 22, 2019, by and among Parent, the Purchaser and Carbon Black (as it may be amended, modified or supplemented from time to time in accordance with its terms, the “Merger Agreement”).

Subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement, the Purchaser will be merged with and into Carbon Black (the “Merger”), with Carbon Black continuing as the surviving corporation and as a wholly-owned subsidiary of Parent (the “Surviving Corporation”). The closing of the Merger will occur as soon as practicable and in any event no later than the third business day after the conditions set forth in the Merger Agreement are satisfied or waived, unless another date is agreed to by the parties. As soon as practicable following the consummation of the Offer, Purchaser will merge with and into Carbon Black, with Carbon Black surviving as a wholly-owned subsidiary of Parent, pursuant to the provisions of Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”), with no stockholder approval required to consummate the Merger.

At the effective time of the Merger (the “Effective Time”), each Share issued and outstanding immediately prior to the Effective Time will be converted into the right to receive cash in an amount equal to the Offer Price, without interest, subject to any applicable withholding taxes, except as provided in the Merger Agreement with respect to Shares owned by Purchaser or Carbon Black or Shares held by any stockholder who is entitled to demand and properly has demanded appraisal for such Shares in accordance and full compliance with Section 262 of the DGCL.

4. The board of directors of Carbon Black has unanimously (i) determined that the Offer, the Merger and the other transactions contemplated by the Merger Agreement are fair to and in the best interests of Carbon Black and its stockholders, (ii) approved the Merger Agreement and the transactions contemplated thereby and declared it advisable that Carbon Black enter into the Merger Agreement and consummate the transactions contemplated thereby, (iii) resolved that the Merger Agreement and the Merger be governed by and effected under Section 251(h) of the DGCL; (iv) recommended that the stockholders of Carbon Black tender their Shares in the Offer; and (v) to the extent necessary, take all actions necessary to have the effect of causing the Merger, the Merger Agreement, the Support Agreements (as defined in the Merger Agreement) and the transactions contemplated by the Merger Agreement and the Support Agreements not to be subject to any state takeover law or similar law, rule or regulation that might otherwise apply to the Merger or any such transaction, in each case, on the terms and subject to the conditions of the Merger Agreement.

5. The Offer and withdrawal rights will expire at midnight, New York City Time, at the end of the day on Thursday, October 3, 2019 (such date and time, the “Expiration Time”), unless (i) the Purchaser extends the period during which the Offer is open pursuant to and in accordance with the terms of the Merger Agreement, in which event the term “Expiration Time” will mean the latest date and time at which the Offer, as so extended by the Purchaser, will expire or (ii) the Merger Agreement has been earlier terminated.

6. The Offer is not subject to any financing condition. The Offer is conditioned upon (i) the number of Shares being validly tendered in accordance with the terms of the Offer and “received” (as defined in Section 251(h)(6) of the DGCL) and not properly withdrawn, together with any Shares owned by Purchaser or its affiliates, equaling at least a majority of the outstanding Shares as of the Expiration Time (excluding from the number of tendered Shares, but not from the number of outstanding Shares, Shares tendered in the Offer pursuant to guaranteed delivery procedures that have not been received prior to the Expiration Time), (ii) all waiting periods (including all extensions thereof) applicable to the consummation of the Offer and the Merger under the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), have expired or been terminated, (iii) the German Federal Cartel Office (Bundeskartellamt) has cleared the consummation of the Offer and the Merger, the relevant waiting period shall have expired, or the German Federal Cartel Office has informed the parties to the Merger Agreement that it does not exercise jurisdiction over the Offer and the Merger, (iv) the Austrian Federal Competition Authority (Bundeswettbewerbsbehörde) shall have cleared the consummation of the Offer and the Merger, no official party (Amtspartei) shall have applied for a review of the transaction pursuant to Sec. 11 of the Austrian Antitrust Act (Kartellgesetz), the relevant waiting period shall have expired, or the Austrian Federal Competition Authority has informed the parties to the Merger Agreement that it does not exercise jurisdiction over the Offer and the Merger, and (v) the satisfaction or waiver by the Purchaser of the other conditions and requirements of the Offer described in the Offer to Purchase.

7. Purchaser will pay any transfer taxes with respect to the transfer and sale of Shares to it or to its order pursuant to the Offer (for the avoidance of doubt, transfer taxes do not include United States federal income or backup withholding taxes).

If you wish to have us tender any or all of your Shares, then please so instruct us by completing, executing, detaching and returning to us the Instruction Form on the detachable part hereof. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, then all such Shares will be tendered unless otherwise specified on the Instruction Form.

Your prompt action is requested. Your Instruction Form should be forwarded to us in ample time to permit us to submit the tender on your behalf before the Expiration Date.

The Offer is being made to all holders of the Shares. The Purchaser is not aware of any jurisdiction in which the making of the Offer or the acceptance thereof would be prohibited by securities, “blue sky” or other valid laws of such jurisdiction. If the Purchaser becomes aware of any U.S. state in which the making of the Offer or the acceptance of Shares pursuant thereto would not be in compliance with an administrative or judicial action taken pursuant to U.S. state statute, it will make a good faith effort to comply with any such law. If, after such good faith effort, it cannot comply with any such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such jurisdiction. In any jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.

INSTRUCTION FORM

With Respect to the Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

CARBON BLACK, INC.

at

$26.00 Net Per Share

Pursuant to the Offer to Purchase dated September 6, 2019

by

CALISTOGA MERGER CORP.

a wholly-owned subsidiary of

VMWARE, INC.

The undersigned acknowledge(s) receipt of your letter and the enclosed offer to purchase, dated September 6, 2019 (as it may be amended or supplemented from time to time, the “Offer to Purchase”), and the related letter of transmittal (as it may be amended or supplemented from time to time, the “Letter of Transmittal”), which Offer to Purchase and Letter of Transmittal collectively constitute the “Offer.” Calistoga Merger Corp. (the “Purchaser”), a Delaware corporation and a wholly-owned subsidiary of VMware, Inc. (“Parent”), a Delaware corporation, is offering to purchase all of the issued and outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Carbon Black, Inc. (“Carbon Black”), a Delaware corporation, at a price of $26.00 per Share (the “Offer Price”), net to the seller in cash, without interest and subject to any required withholding of taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase. The Offer is being made pursuant to the Agreement and Plan of Merger, dated as August 22, 2019, by and among Parent, the Purchaser and Carbon Black (as it may be amended, modified or supplemented from time to time in accordance with its terms, the “Merger Agreement”).

The undersigned hereby instruct(s) you to tender to the Purchaser the number of Shares indicated below or, if no number is indicated, all Shares held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer. The undersigned understands and acknowledges that all questions as to the validity, form and eligibility (including time of receipt) and acceptance for payment of any tender of Shares made on my behalf will be determined by the Purchaser in its sole discretion.

ACCOUNT NUMBER:

NUMBER OF SHARES BEING TENDERED HEREBY: __________ SHARES*

The method of delivery of this Instruction Form is at the election and risk of the tendering stockholder. This Instruction Form should be delivered to us in ample time to permit us to submit the tender on your behalf prior to the Expiration Time (as defined in the Offer to Purchase).

*	Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.

  Dated: __________________

(Signature(s))

(Please Print Name(s))

  Address:

(Include Zip Code)

  Area Code and Telephone No.:

  Taxpayer Identification or Social Security No.: